EXHIBIT 99.1

For more information contact: Investor Relations Markel Group Inc. IR@markel.com
FOR IMMEDIATE RELEASE

Markel Group appoints Simon Wilson as Chief Executive Officer of Markel Insurance

RICHMOND, Va., March 17, 2025 — Markel Group Inc. (NYSE: MKL) announced today that Simon Wilson, currently President of Markel International, has been appointed Chief Executive Officer of the company’s three primary underwriting businesses—Markel Specialty, Markel International, and Markel Global Reinsurance—which will collectively be referred to as Markel Insurance. This leadership transition is part of a broader effort to sharpen the company’s customer focus by empowering each of their teams to serve the distinct needs of their respective markets—an approach that propelled Markel’s growth from a small U.S. insurer when it went public in 1986 to a global specialty insurance leader.

Mr. Wilson comes to the position with more than 20 years of experience scaling the operations of large specialty insurance organizations. He joined Markel in 2010 to spearhead international business development, and he was the primary architect of the expansion of Markel International beyond London, scaling operations in Europe, Canada, and Asia that collectively grew to $2.5 billion in annual gross written premium last year. In January 2020, Wilson was appointed Managing Executive of Global Strategy for Markel, where he directly supported all underwriting operations. Since he became President of Markel International in 2021, the division increased gross written premiums by nearly 40 percent and net underwriting profit by more than 250 percent. Prior to joining the company, Wilson led the Lloyd’s Asia platform in Singapore.

“Simon is a proven leader with extensive insurance expertise, and his leadership approach aligns with both the Markel Style and our current needs,” said Tom Gayner, Chief Executive Officer of Markel Group. “Markel’s growth has been impressive, but it also brought new challenges and unnecessary complexity, as confirmed by our ongoing Board-led business review. At times, we unintentionally made it harder for our people to serve our customers. I’m confident in Simon’s vision for growing this fortress of an insurance business through teams that are focused on serving the customers and markets that they know best."

“I am deeply honored by this opportunity,” said Wilson. “Markel is at its best when our leaders are given equal parts empowerment and accountability. Our work going forward will ensure that we make decisions as close to the customer as possible, reduce complexity, and restore our commitment to being a market leader in each of our pursuits.”

As a result of this leadership transition, Jeremy Noble will be leaving the company.

Gayner added, “I’ve worked alongside Jeremy for more than 20 years and am immensely grateful for his relentless efforts on behalf of the business, in particular during the past few years as he worked to strengthen the foundation of our insurance operations.”

Alongside this leadership transition, the State National and Nephila leadership teams will continue to operate with a high degree of autonomy and they will now report directly into Markel Group, alongside Markel Insurance. These three businesses will continue to actively collaborate where opportunities exist in the marketplace.

EXHIBIT 99.1

About Markel Group

Markel Group Inc. (NYSE: MKL) is a diverse family of companies that includes everything from insurance to bakery equipment, building supplies, houseplants, and more. The leadership teams of these businesses operate with a high degree of independence, while at the same time living the values that we call the Markel Style. Our specialty insurance business sits at the core of our company. Through decades of sound underwriting, the insurance team has provided the capital base from which we built a system of businesses and investments that collectively increase Markel Group’s durability and adaptability. It’s a system that provides diverse income streams, access to a wide range of investment opportunities, and the ability to efficiently move capital to the best ideas across the company. Most importantly though, this system enables each of our businesses to advance our shared goal of helping our customers, associates, and shareholders win over the long term. Visit mklgroup.com to learn more.